EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

CORE-MARK HOLDING COMPANY, INC.

ARTICLE ONE

The name of the Corporation is Core-Mark Holding Company, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is fifty million (50,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”).

The Common Stock shall have the rights, preferences and limitations set forth below.

Section 2. Common Stock.

(a) Dividends. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation (the “Certificate)”, the holders of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

(b) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(c) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

(d) Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or the Certificate, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

(e) Registration or Transfer. The Corporation shall keep at is principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

(f) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificates a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(g) Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

(h) Fractional Shares. In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

The number of directors which constitute the entire Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE NINE

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation’s Bylaws, no Director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

(b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer or in any other capacity while serving as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE NINE with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 2 of this ARTICLE NINE shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

Section 3. Procedure for Indemnification. Any indemnification of a Director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE NINE shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this ARTICLE NINE is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE NINE shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action

(other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE NINE, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE NINE shall be the same procedure set forth in this Section 3 for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 5. Service for Subsidiaries. Any person serving as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, or other enterprise, at least fifty percent (50%) of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE NINE) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE NINE in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

Section 8. Merger or Consolidation. For purposes of this ARTICLE NINE, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Directors, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE NINE with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

ARTICLE TEN

Section 1. Election of Directors. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

Section 2. Vacancies. Vacancies occurring on the Board of Directors for any reason may be filed by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or successor shall have been duly elected and qualified.

ARTICLE ELEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE TWELVE

The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or a holder of or holders of at least ten percent of all outstanding shares of Common Stock. Any action that may be taken at a regular meeting of stockholders may also be taken at any special meeting of stockholders.

ARTICLE THIRTEEN

Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate, the affirmative vote of the holders of at least a majority of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors shall be required to alter, amend or repeal ARTICLES FOUR or NINE hereof, or this ARTICLE THIRTEEN, or any provision thereof or hereof.

ARTICLE FOURTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE FIFTEEN

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate with the Secretary of State of the State of Delaware; provided, however, that this ARTICLE FIFTEEN: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE SIXTEEN

The name and mailing address of the incorporator is as follows:

Name	Address
Richard J. Tilley	c/o Kirkland & Ellis
777 South Figueroa Street
Los Angeles, California 90017

I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 20th day of August, 2004.

/s/ Richard J. Tilley
Richard J. Tilley, Sole Incorporator

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